Exhibit 23.7

KPMG LLP 811 Main Street Houston, TX 77002

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2025, with respect to the consolidated financial statements of Sitio Royalties Corp., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the joint information statement/proxy statement/prospectus.

/s/ KPMG LLP

Houston, Texas

June 30, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.